Exhibit 99.1

Ameritrans Capital Corporation and Bradway Capital GAB, LLC
Enter Into Investment and Agreement

First Investment of Ameritrans Since February 2012

JERICHO, NY November 20, 2012 / - Ameritrans Capital Corporation (OTCQB: AMTC, AMTCP), a business development company, and Bradway Capital GAB, LLC (“BCG”), the owner of a bicycle manufacturer, today announced that Ameritrans has purchased an interest in BCG.  BCG owns substantially all of the non-real estate related assets of Serotta Competition Bicycles and its wholly-owned subsidiary, Great American Bicycle, LLC.

In connection with its investment, Ameritrans was granted a 75-day right of first refusal on any sale of membership interests or notes by BCG.

This is the first new investment made by Ameritrans since February 2012.

About Serotta

Serotta was founded in 1972 to build handcrafted bicycles.  The Serotta experience strives to make each moment on the bike more meaningful.   Starting with the introduction of the Size Cycle and the company’s educational programs, Serotta has sought to transform the way the industry looks at bike fitting. Serottas have been tested in dozens of the world’s cycling competitions, from the Olympics (first appearance in 1976) to the Tour de France and World Championships in Road, Mountain, Time Trial and Triathlon. Today, Serotta builds its 100 percent handcrafted bicycles in its factories in Saratoga Springs, New York, and Poway, California.

About Ameritrans Capital Corporation

Ameritrans Capital Corporation is a publicly traded, internally managed business development company. The Company originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected debt and equity securities in middle market companies.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation (“Elk”) was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  On October 31, 2012, Elk entered into a Settlement Agreement and Mutual Release with the United States Small Business Administration (the “SBA”) pursuant to which, among other things, Elk agreed to pay $7.9 million to the SBA in full satisfaction of all of its indebtedness to the SBA and Elk agreed to surrender its SBIC license.

Forward Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the proposed common stock purchase and debt financing transactions and other actions described in this press release.  Words such as "intends," "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the satisfaction of the conditions of the proposed transactions on the proposed timeframe or at all, and other factors enumerated in the filings Ameritrans Capital Corporation makes with the SEC. Ameritrans Capital Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:   Michael Feinsod
                  212-355-2449